EXHIBIT 99.1


                                                            OPTION NO. XX-XX-XXX

                          CRYO-CELL INTERNATIONAL, INC.

INCENTIVE STOCK OPTION AGREEMENT

         OPTION AGREEMENT dated ___________, 1999 between CRYO-CELL International, Inc., a Delaware corporation (the "Company"), and _______________ (the "Optionee").

IT IS AGREED as follows:

         1. Grant of Option. By the determination of the Board of Directors, the Company hereby grants to the Optionee the right and option to purchase an aggregate of __________________ (_______) shares of common stock of the Company at an initial option price of _______ and 00/100 dollars ($______) per share as may be adjusted from time to time as provided herein.

         2. Option Period. The option granted hereby shall expire five years from the date hereof, subject to earlier termination as provided herein.

         3.       Exercise of Option.

                  A. The option then may be exercised from time to time as to all or part of the shares as to which such option shall then be exercisable.

                  B. The Optionee may exercise the option by delivering to the Company a written notice duly signed by the Optionee stating the number of shares that the Optionee has elected to purchase and accompanied by payment (in cash or certified check) of an amount equal to the full purchase price for the shares to be purchased. Following receipt by the Company of such notice and full payment, the Company shall issue, as soon as practicable, the shares in the name of the Optionee and deliver the certificate therefore to the Optionee. Until the issuance of the certificate for such shares, the Optionee shall have none of the rights of a shareholder in respect to such shares.

         4. Employment. Nothing contained in this Option Agreement shall confer upon the Optionee any right to be continued in the employ of the Company or shall prevent the Company from terminating his/her employment at any time, with or without cause. If the Optionee's employment with the Company is terminated involuntarily then his/her option shall immediately terminate. If the employee terminates his/her employment voluntarily then with the consent of the Board of Directors of the Company, expressed in the form of a resolution, such options may be exercised within three (3) months after the date he/she ceases to be an employee. Or in the case of permanent and total disability, this option shall be exercisable for a period of thirty (30) days after the termination.

         5. Death. If the Optionee dies while employed by the Company or within three (3) months after he/she voluntarily resigns or retires, that portion of this Option which was exercisable by the Optionee at the time of death shall be exercisable by his/hers legal representatives or beneficiaries for a period of one year from the date of such death.

         6. Non-Transferability of Option. This option shall not be transferable other than by will or by the laws of descent and distribution, and may be exercised during the Optionee's lifetime only by him/her.

         7. Restricted Securities. The shares issued upon exercise of the options are intended for investment and therefore will be "restricted securities" under the Securities Act of 1933, as amended ("Act") and bear a restrictive legend to reflect their non-transferability. Unless a registration statement is subsequently filed with the Securities and Exchange Commission covering the shares, sales of restricted securities may usually be made only in compliance with the terms of Rule 144 under the Act. Rule 144 requires, among other things, that the shares be held for at least two years after acquisition, which period commences upon exercise of the option.

         8. Entire Agreement. This Agreement is the entire agreement among the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings.

         9. Adjustments upon Change in Capitalization. If at any time after the date of grant of this option, the Company shall, by stock dividend, split-up, combination, reclassification or exchange, or through merger or consolidation, or otherwise, change its Shares into a different number of kind or class of shares to other securities or property, then the number of shares covered by this option and the price of each such shares shall be proportionately adjusted for any such change by the Board of Directors whose determination shall be conclusive. Any fraction of a share resulting from any adjustment shall be eliminated and the price per share of the remaining shares subject to this option adjusted accordingly.

         10. Notices. Any notice to be given by the Optionee hereunder shall be sent to the Company at its principal executive offices, and any notice from the Company to the Optionee shall be sent to the Optionee at his/hers address as set forth in the Company records; all such notices shall be in writing and shall be delivered in person or by registered or certified mail. Either party may change the address to which notices are to be sent by notice in writing given to the other in accordance with the terms hereof.

         11. Governing Law. The parties hereto acknowledge and agree that the option granted hereby is granted in the State of Florida. This Agreement, as well as the grant of such option and issuance of such shares, is and shall be governed by and construed in accordance with the laws of the State of Florida applicable to the agreements made and to be performed entirely within such State.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

         CRYO-CELL International, Inc.



         ------------------------------------------------     ------------------
         By:  Gerald F. Maass. Exec. V.P. and General Mgr.         Optionee